Exhibit 99.1

News Release

Company Contacts:
David Park	Sonia Segovia,
VP of Marketing	IR Coordinator
Tel: (408) 533-8530	Tel: (408) 938-6491
Email: david.park@pdf.com	Email: sonia.segovia@pdf.com

Shuo Zhang Joins PDF Solutions Board of Directors

SANTA CLARA, Calif.— July 31, 2019—PDF Solutions, Inc. (NASDAQ: PDFS), a leading provider of differentiated data and analytics solutions to the semiconductor and electronics industries, today announced that Shuo Zhang has joined the Company’s Board of Directors as an independent director effective July 30, 2019.

“We are delighted to welcome Ms. Zhang as a new independent director for PDF Solutions,” said Joe Bronson, Lead Independent Director of the Board of Directors of PDF Solutions. “Ms. Zhang brings a wide range of relevant experience and expertise in the semiconductor and test industries that will be invaluable as we complete the evolution of the company to the leading provider of big data solutions for the semiconductor and electronics markets. Given her impressive executive track record in sales, marketing, and international M&A, I am confident that PDF Solutions will greatly benefit from her insights and business acumen.”

“It is a pleasure to join a company with a strong focus on big data analytics and machine learning,” said Ms. Zhang about joining the Board. “I have always admired PDF Solutions for its innovative solutions for semiconductor manufacturing and test operations. I have great respect for Joe, Dr. John Kibarian and the other board members, and I look forward to working closely with them and helping grow PDF Solutions around the world.”

Ms. Zhang currently serves on the boards of directors at several public and private companies, including S.O.I.TEC Silicon on Insulator Technologies SA, Telink Semiconductor, and Grid Dynamics. She is also actively involved with private venture capital firms in the Silicon Valley. From December 2007 to September 2015, Ms. Zhang served in various senior management capacities at Cypress Semiconductor, including corporate development, general management and worldwide mobile sales. Prior to Cypress, Ms. Zhang served in many different product, marketing and sales management roles in Silicon Light Machines, Agilent Technologies, Altera Corporation, and LSI Corporation. Ms. Zhang holds a Bachelor's Degree in electrical engineering from Zhejiang University and a Master of Science in material science and mechanics from Penn State University.

ABOUT PDF SOLUTIONS

PDF Solutions (NASDAQ: PDFS) offers an end-to-end analytics platform that empowers engineers and data scientists across the semiconductor ecosystem to rapidly improve the yield, quality, and profitability of their products. By combining industry-leading data analytics and professional services with exclusive, differentiated product data generated during the manufacturing process, PDF Solutions is delivering on the promise of Industry 4.0 today by transforming how the ecosystem collects, analyzes, and shares data. Key Fortune 500 organizations around the world rely on PDF Solutions to remove the data barriers that encumber and constrain new product introductions and to deliver the machine learning insights that drive efficient and profitable high-volume manufacturing.

Headquartered in Santa Clara, California, PDF Solutions also operates worldwide in Canada, China, France, Germany, Italy, Japan, Korea, and Taiwan. For the Company’s latest news and information, visit http://www.pdf.com/.

PDF Solutions and the PDF Solutions logo are registered trademarks of PDF Solutions, Inc.